UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2011

ABAKAN INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52784 (Commission File Number)	98-0507522 (IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 450, Miami, Florida  33133

 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (786) 206-5368

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        Effective May 11, 2011, the board of directors of Abakan Inc. (the “Corporation”) accepted the resignation of Costas Takkas as chief financial officer and principal accounting officer. Mr. Takkas concurrently resigned as a director of MesoCoat, Inc. and Powdermet Inc., companies in which the Corporation owns a minority interest.

(c)        Effective May 11, 2011, the board of directors of the Corporation appointed Mark W. Sullivan as chief financial officer and principal accounting officer.

Mr. Sullivan will also serve as a director of MesoCoat, Inc. and Powdermet, Inc.

Mr. Sullivan has over 25 years of experience in the disciplines of executive management, strategic planning, finance, accounting, human resources, operations, administration, treasury, legal, sales, and plant and facilities management.

Mr. Sullivan has been the owner and operator of numerous businesses specializing in franchise territory development and turnarounds. During 2000 to 2001 he was the Vice President of Finance with VIAD Corp., a publicly traded company (NYSE: VVI) in the field of international manufacturing of industrial exhibits. From 1992 to 2000 he was Chief Financial Officer of Creative Productions (which was bought by VIAD) and from 1991 to 1992 he was their Financial Controller. His experience also includes being the Financial Controller of J H Water Systems, Inc., an environmental construction firm specializing in synthetic liners in reservoirs and landfills and as an accountant/auditor with Schneider Downs & Company, Inc., Certified Public Accountants.

Mr. Sullivan has served as an adjunct professor at Saint Vincent College in Latrobe, Pennsylvania, teaching corporate finance, accounting, and financial analysis to third and fourth year students.

Mr. Sullivan is a CPA. He received an MBA and MS in Management Information Systems from the University of Pittsburgh and BS in Accounting from Saint Vincent College.

Mr. Sullivan has entered into an employment agreement with the Corporation in connection with his appointment as chief financial officer and principal accounting officer. Terms of the agreement include a signing bonus of 60,000 shares, options to purchase 400,000 shares, and a starting salary of $120,000 per annum.  Mr. Sullivan has also been appointed to serve as a director of MesoCoat Inc. and Powdermet Inc.

Mr. Sullivan is not related to any members of the Corporation’s board of directors.

(d)        Effective May 11, 2011, the Corporation’s board of directors appointed Theodore Sarniak III to serve as a director.

Mr. Sarniak has been and is currently Chief Executive Officer of Jeannette Specialty Glass since 1976. During his tenure he changed the company’s product mix and production technologies eight times to be competitive in the ever changing market place. This evolution resulted in a company sales force that covers the United States, Canada, and Europe. Prior to joining Jeannette Specialty Glass, he had a very successful career in engineering, research and development, and new product development.

From 1990 to 1993 Mr. Sarniak served as the Chief Executive Officer and lead investor of Startron Inc., a night vision manufacturing plant that supplied the U.S. military with state of the art equipment.  From 1983 to 1987 he was the Chief Executive Officer of Jeannette Shade Inc., a company involved in the development and production of light weight vests and armored vehicles which stop the penetration of armor piercing projectiles.

Mr. Sarniak has also received many U.S. patents involving chemical and scratch resistant products that are presently being sold throughout the world.

For purposes of determining director independence, the Corporation has applied the definitions set out in NASDAQ Rule 4200(a) (15). Under this Rule, a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Accordingly, the Corporation deems Mr. Sarniak to be an independent director.

The Corporation has not at this time determined if Mr. Sarniak will serve on any standing committee.

Mr. Sarniak has entered into a consulting agreement with the Corporation in connection with his appointment to the board of directors. Terms of the agreement includes options to purchase 150,000 shares.

Mr. Sarniak is not related to any members of the Corporation’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            Abakan Inc.                                                                                        Date

By: /s/ Robert H. Miller                                                                                    May 13, 2011

Name: Robert H. Miller

Title: Chief Executive Officer